EXHIBIT 10.34

OFFICER ENGAGEMENT AGREEMENT

Date:  November 14, 2002

From:	iQ POWER TECHNOLOGY INC. (the "Company")
At:	In care of its registered office at Suite 708, 1111 West Hastings Street Vancouver, BC, Canada V6E 2J3

To:	MARCO GRAF VON MATUSCHKA (the "Officer")
At:	Waakirchner Str. 40, 81379 Munchen, Germany

IN CONSIDERATION for the mutual promises and covenants and the terms and conditions set out in Sections 1 through 8 attached, the Company hereby offers and the Officer hereby accepts engagement with the Company upon the terms and conditions set forth herein:

Position	Chief Financial Officer

Responsibilities:	As described in Schedule A.

Term of Agreement:	November 14, 2002, through March 31, 2003.

Compensation:	The Company shall pay the Officer US$3,000 per month as consideration for the services of the Officer hereunder, payable on the last business day of each month during the term of this Agreement, one-half of which shall be paid by the delivery to the Officer of 3,333 common shares of the Company (the "Shares') at a deemed issue price per share of US $0.45. The first monthly payment shall be on a pro rata basis for a period of one-half month.

Governing Jurisdiction:	Canada.

Jurisdiction:	The Court at the domicile of the Company is exclusively competent to hear any disputes resulting from or in the context of this contract.

Signing Bonus:	In recognition of the agreement of the Officer to accept the position of Chief Financial Officer of the Company in accordance with the terms of this Agreement and his services to the Company to date, the Company hereby awards the Consultant and agrees to pay an immediate bonus of US$10,000 following execution of this Agreement.

Executed and delivered by and on behalf of the Company and the Officer at Unterhaching, Germany, effective the date and year first above written.

iQ POWER TECHNOLOGY INC. Peter E. Braun, President Russell W. French, President	MARCO GRAF VON MATUSCHKA

Officer Engagement Agreement

IN CONSIDERATION for the mutual promises and covenants and the terms and conditions contained in this Agreement, the Company hereby offers and the Officer hereby accepts engagement with the Company upon the terms and conditions set forth herein.

1.00    Position

1.01    The Officer shall hold the position indicated in on the first page hereof and in such capacity, shall carry out the duties and responsibilities commensurate with that position as such duties are more specifically defined from time to time during the term of this Agreement by the Board of Directors of the Company.

1.02    This is an international consulting contract and the Officer is required to provide his services in such jurisdictions as the Company may require and the Board of Directors or Chief Executive Officer of the Company from time to time direct.

2.00    Terms; Termination of Employment

2.01    The term of engagement pursuant to this Agreement shall be for the term stated on the first page hereof. The engagement shall continue thereafter on a quartely basis until terminated by the Company or the Officer and shall include the requirement to complete the filing of any quarterly report or annual financial report required by law of the Company coming due in that quarter, unless the Company waives such requirement. Following the initial term stated on the first page hereof the Officer may terminate his services at any time and for any reason upon 30 days written notice to the Company. The Officer acknowledges that his appointment as Chief Financial Officer is at the pleasure of the Board of Directors of the Company and that his position may be terminated at any time the Board determines upon 30 days written notice. Any such termination shall be effective when made but, except in the case of termination for cause, any remuneration provided for hereunder shall continue for the term of the Agreement in effect at the date of termination.

2.02    If the Officer’s engagement is terminated, he shall continue to be bound by the terms of Sections 5.00 and 6.00 of this Agreement.

3.00    Compensation

3.01    During the term of this Agreement, the Officer shall be paid in accordance with the payment provisions on the first page hereof.

4.00    Benefits

4.01    The Officer shall be entitled on approval by the Board of Directors of the Company to participate in all other benefits provided by the Company to its directors and officers.

Officer Engagement Agreement

5.00    Ownership of Technology; Confidentiality

5.01    Confidential Information

The Officer recognizes and acknowledges that during the course of his engagement, he will have access to certain information not generally known to the public, relating to the products, sales or business of the Company which may include, without limitation, software, literature, data, programs, customer contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the “Confidential Information”). The Officer recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Company, access to and knowledge of which are essential to the performance of the Officer’s duties. The Officer acknowledges and agrees that all such Confidential Information, including without limitation that which the Officer conceives or develops, either alone or with others, at any time during his engagement by the Company, is and shall remain the exclusive property of the Company. The Officer further recognizes, acknowledges and agrees that, to enable the Company to perform services for its customers or its clients, such customers or clients may furnish to the Company or the Officer Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to the Company depends on the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

5.02    Non-Disclosure

The Officer agrees that, except as directed by the Company, the Officer will not at any time, whether during or after his engagement with the Company, use or disclose to any person for any purpose other than for the benefit of the Company any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by the Officer or otherwise coming into the Company’s possession or control without the prior written permission of the Company. The Officer’s obligations under subsections 5.01 and 5.02 are indefinite in term and shall survive the termination of this Agreement.

5.03    Work Product and Copyrights

The Officer agrees that all right, title and interest in and to the materials resulting from the performance of the Officer’s duties at the Company and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in the Company upon their creation. The Officer will mark all Work with the Company’s copyright or other proprietary notice as directed by the Company. The Officer further agrees:

a.

To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States, Canada, or Germany (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law and that the Company will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

Officer Engagement Agreement

b.

If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that the Officer hereby assigns and agrees to assign to the Company, without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to the Company, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as the Company may request to fully and completely assign such Work and copyright therein to the Company, its successors or nominees, and that the Officer hereby appoints the Company as attorney-in-fact to execute and deliver any such documents on the Officer’s behalf in the event the Officer should fail or refuse to do so within a reasonable period following the Company’s request.

5.04    Possession

The Officer agrees that upon request by the Company and in any event upon termination of engagement, the Officer shall turn over to the Company all Confidential Information in the Officer’s possession or under his control which was created pursuant to, is connected with or derived from the Officer’s services to the Company, or which is related in any manner to the Company’s business activities or research and development efforts, whether or not such materials are in the Officer’s possession as of the date of this Agreement.

6.00    Saving Provision

6.01 The Company and the Officer agree and stipulate that the agreements and covenants contained in the preceding Section 5.00, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of Confidential Information, goodwill and other protectable interests, in light of all of the facts and circumstances of the relationship between the Officer and the Company. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict the Officer’s competition with the Company to the maximum extent, in both time and geography, which the court shall find enforceable.

7.00    Injunctive Relief

7.01 The Officer acknowledges that disclosure of any Confidential Information or breach or threatened breach of any of the non-competition and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to the Company or clients of the Company which injury would be inadequately compensable in money damages. Accordingly, the Company or where appropriate, a client of the Company, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. The Officer further acknowledges, agrees and stipulates that, in the event of the termination of engagement with the Company, the Officer’s experience and capabilities are such that the Officer can obtain engagement in business activities which are of a different and non-competing nature with his activities as an Officer of the Company and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Officer from earning a reasonable livelihood. The Officer further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.

Officer Engagement Agreement

8.00    General

8.01    This Agreement is made under and subject to the laws of the Governing Jurisdiction stated on the first page hereof.

8.02    The Officer authorizes the Company to reveal the terms of this Agreement if it is required so under any governmental laws applicable to the Company.

8.03    Officer represents and warrants to Company that Officer is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Officer’s performance of the covenants, services and duties provided for in this Agreement.

8.04    During the Officer’s engagement or the duration of mutual duties between the Officer and the Company under this Agreement, this Agreement and the mutual duties between the Officer and the Company under this Agreement may not be assigned by either party without the written consent of the other.

8.05    This Agreement is binding upon the Officer and permitted assigns and on Company, its successors and assigns.

8.06    Any notice required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to a party at its address noted on the first page hereof

8.07    If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

8.08    No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construe as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

Officer Engagement Agreement

8.09    This instrument contains the entire agreement of the parties with respect to the relationship between the Officer and the Company and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of the Officer’s engagement. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

8.10    In the event it becomes necessary to enforce this Agreement through legal action, whether or not a suit is actually commenced, the party which obtains substantial success in a legal action shall be entitled to his or actual reasonable solicitor’s fees and disbursements.

8.11    Any reference in this Agreement in the masculine gender shall include the feminine and neuter genders, and vice versa, as appropriate. Any reference in this Agreement in the singular shall mean the plural and vice versa, as appropriate.

8.12    All references to money in this Agreement are or shall be to money in lawful money of the United States of America stated on the first page hereof.

SCHEDULE A

Duties shall include:

a.	responsibility for overall financial reporting of the Company, and its subsidiaries, including day to day planning, organizing, and allocation of resources;
b.	preparation of consolidated financial statements of the Company to be filed in connection with the Company¹s quarterly and year end reports, 10-Q, and 10-K;
c.	cooperation with and direction of the Company¹s auditors during the year end audit procedures and the quarterly reviews of such reports;
d.	coordination of the preparation of the Company¹s quarterly and year end reports, 10-Q and 10-K, including timely distribution of the reports to the Company¹s audit committee;
e.	participation in the Company’s Disclosure Committee;
f.	preparation and enforcement of the disclosure controls and procedures, in coordination with the Company¹s legal counsel;
g.	proposing and establishing of adequate controlling and reporting procedures fit to adjust to the Company¹s development;
h.	presenting and representation of the Company at investor conferences and shareholder meetings;
i.	negotiations with banks and other financial institutions; and
j.

any other obligations in the scope of a usual Chief Financial Officer’s responsibility, to be decided on a case by case situation and as assigned by the Company’s Chief Executive Officer or Board of Directors.